Exhibit 4.14

GREENPOINT FINANCIAL CORP.

NON-EMPLOYEE DIRECTORS

STOCK OPTION PLAN

SECTION 1. Purpose; Definitions.

The purpose of the Plan is to provide compensation to Non-Employee Directors in the form of Stock Options.

For purposes of the Plan, the following terms are defined as set forth below:

“Board” means the Board of Directors of the Company.

“Change of Control” means any of the following:

a. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph c; or

b. individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason not to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c. consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of di- rectors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d. approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Company” means GreenPoint Financial Corp., a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” means as of any given date, the closing price of the Stock on the National Association of Securities Dealers, Inc. Automated Quotation System or on any national exchange on which the Stock is listed. If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee (as defined in Section 2(a)) in good faith.

“Non-Employee Director” means a person who as of any applicable date is a member of the Board and is not an officer or employee of the Company or any subsidiary of the Company.

“Non-Qualified Stock Option” means a Stock Option that does not meet the requirements of Section 422 of the Code.

“Original Non-Employee Director” means a Non-Employee Director who was a Non-Employee Director on January 28, 1994.

“Participant” means a Non-Employee Director who is granted a Stock Option hereunder.

“Plan” means the GreenPoint Financial Corp. Non-Employee Directors Stock Option Plan, as set forth herein and as hereinafter amended from time to time.

“Stock” means the Common Stock, par value $.01 per share, of the Company.

“Stock Option” means an option to purchase shares of Stock.

“Termination of Directorship” means the date upon which any Participant ceases to be a member of the Board for any reason whatsoever.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. Administration.

a. Committee. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall consist of not less than three members of the Board, each of whom shall be a “non-employee director” as that term is used in Rule 16b-3 as promulgated by the Securities and Exchange Commission or any successor agency under Section 16(b) of the Exchange Act (“Rule 16b-3”). Grants of Stock Options to Participants under the Plan and the amount, nature and timing of the grants shall be automatically determined as described in Section 5 and shall not be subject to the determination of the Committee.

b. Authority of the Committee. Subject to certain specific limitations and restrictions set forth in the Plan, the Committee shall have full and final authority to interpret the Plan; to prescribe, amend and rescind rules and regulations, if any, relating to the Plan; and to make all determinations necessary or advisable for the administration of the Plan. No member of the Committee shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or gross negligence. All decisions which are made by the Committee with respect to interpretation of the terms of the Plan and with respect to any questions or disputes arising under the Plan shall be final and binding on the Company and the Participants, their heirs or beneficiaries. The Committee shall not be empowered to take any action, whether or not otherwise authorized under the Plan, which would result in any Director of the Company failing to qualify as a “non-employee director”.

c. Acts of the Committee. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be the acts of the Committee.

SECTION 3. Stock Subject to Plan.

Subject to adjustment as provided herein, there may be granted under the Plan an aggregate of not more than 1,450,000 shares of Stock.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, the aggregate number of shares of Stock reserved for issuance under the Plan and the number and option price of shares of Stock subject to outstanding Stock Options shall be appropriately adjusted; provided, however, that the number of shares subject to any Stock Option shall always be a whole number.

SECTION 4. Eligibility.

Only individuals who are Non-Employee Directors are eligible to be granted Stock Options under the Plan.

SECTION 5. Stock Options.

a. Initial Grants. On January 28, 1995, each Original Non-Employee Director shall be granted a Non-Qualified Stock Option to acquire 100,000 shares of Stock at a price equal to the Fair Market Value at the time of grant of the shares of Stock subject to such Non-Qualified Stock Option (the “Special Grant”). Each Non-Employee Director, who is not an Original Non-Employee Director, shall initially receive on the date the stockholders of the Company approve the Plan, or within thirty days after initial election to office, a Non-Qualified Stock Option to purchase 10,000 shares of Stock at a price equal to the Fair Market Value at the time of the grant of the shares of Stock subject to such Non-Qualified Stock Option (the “Initial Grant”).

b. Annual Grants. Prior to termination of the Plan pursuant to Section 6, on the day following the Company’s Annual Meeting commencing with its Annual Meeting in 1995, or in the case of Original Non-Employee Directors commencing with its Annual Meeting in 1997 (the “first annual grant date”), such Non-Employee Director shall receive an additional Non-Qualified Stock Option to purchase 4,000 shares of Stock at a price equal to the Fair Market Value at the time of the grant of the shares of Stock subject to such additional Non-Qualified Stock Option, provided such individual shall continue to be a Non-Employee Director.

c. Insufficient Shares of Stock. In the event that the number of shares of Stock available for grant under the Plan is insufficient to make all grants required to be made on a given date, then all Non-Employee Directors entitled to a grant on such date shall share ratably in the number of Stock Options on shares available for grant under the Plan.

d. Additional Terms and Conditions. Stock Options granted under the Plan other than the Special Grant shall be subject to the following terms and conditions in addition to those set forth above:

1. Option Term. The term of each Stock Option shall be 10 years from the date the Stock Option is granted.

2. Exercisability. Other than the Initial Grant and the Special Grant, Stock Options shall be fully exercisable one year after the date of grant.

All Stock Options shall become immediately exercisable upon the death, retirement or disability of a Non-Employee Director or upon a Change of Control of the Company.

3. Stock Options subject to the Initial Grant shall become exercisable with respect to 6,000 shares, one year after the date of grant, and with respect to an additional 2,000 shares on each of the second and third anniversaries of the date of grant. Stock Options subject to the Special Grant shall be subject to the terms and conditions set forth on Annex A.

4. Method of Exercise. Subject to the provisions of this Section 5, Stock Op- tions may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. Stock Options may be exercised pursuant to a “cashless exercise” (i.e., payment of the purchase price may be made, in whole or in part, through the surrender of shares of Common Stock at the Fair Market Value of such shares on the date of surrender), in accordance with applicable securities laws.

No shares of Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, has given the representation described in Section 7(a).

5. Non-transferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; (ii) as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such optionee’s immediate family, whether directly or indirectly or by means of a trust or partnership or otherwise; or (iii) pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974 (“ERISA”)). For purposes of this Plan, unless otherwise determined by the Committee, “immediate family” shall mean the optionee’s children, spouse and grandchildren. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such Stock Option is transferred pursuant to this paragraph, it being understood that the term “optionee” includes such guardian, legal representative and other transferee.

6. Termination. If a Termination of Directorship occurs for any reason, any Stock Option held by such Participant shall continue to be exercisable, in accordance with their terms and may be exercised for the balance of such Stock Option’s term.

SECTION 6. Term, Amendment and Termination.

The Plan will terminate on December 31, 2004. Under the Plan, Stock Options outstanding as of December 31, 2004 shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of an optionee under a Stock Option without the optionee’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (b) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, (a) no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law or agreement and (b) the Plan shall not be amended more often than once every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder.

SECTION 7. General Provisions.

a. Unless the shares have been registered under the Securities Act of 1933, as amended, each person purchasing or receiving shares of Stock pursuant to a Stock Option shall represent to and agree with the Company in writing that such person is acquiring the shares of Stock without a view to the distribution thereof The certificates for such shares of Stock shall include an appropriate legend to reflect the restrictions on transfer.

b. Nothing contained in the Plan shall prevent the Company or any subsidiary from adopting other or additional compensation arrangements for its Non-Employee Directors.

c. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Stock Option awarded under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Withholding obligations may, at the election of the optionee (which election shall be subject to compliance with requirements of Rule 16b-3), be settled with Stock, including Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

d. The Plan and all Stock Options awarded and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 8. Effective Date of Plan.

The Plan shall be adopted by the Board and presented to stockholders of the Company for their approval. Stock Options may be granted prior to such approval but are contingent upon such approval being obtained.

ANNEX A

to

NON-EMPLOYEE DIRECTORS

STOCK OPTION PLAN

Options will become exercisable during the first three years after the date of grant in accordance with the following formula:

Years of Board Service
Years of Board Service + Option Term

multiplied by the total number of options (the result of the foregoing, the “Formula Result”); provided, however, that if the Formula Result as calculated above is less than 30,000 options, the Formula Result will be deemed to be 30,000 options. The Formula Result is then divided by three in order to determine the number of options that vest each year for the first three years. All options unexercisable after three years from the date of grant will become exercisable pro rata over years four through ten (subject to an adjustment in year ten to take into account rounding in prior years).

Thus, Original Non-Employee Directors will have their options become exercisable as follows:

	Number of Options Becoming Exercisable
Director	Years 1-3	4-10
Neumeyer	22,222	4,762
O’Rourke	24,560	3,760
Berman	23,808	4,082
Uhl	17,460	6,802
McLane	17,460	6,802
Heubner	16,666	7,142
Vizza	10,000	10,000
Zimmerman	10,000	10,000
Quinn	14,814	7,936
Puryear	10,000	10,000
McQuade	10,000	10,000
Jackson	10,000	10,000

All options shall become exercisable immediately upon a Change of Control, or death, disability or retirement on or after January 28, 2000. In the event of death, disability or retirement prior to January 28, 2000, one-half all of unexercisable options shall become immediately exercisable, with all remaining options becoming exercisable pro rata over the remaining option term.